Exhibit 4.1

PACIFIC DRILLING V LIMITED

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7.250% SENIOR SECURED NOTES DUE 2017

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SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 5, 2016

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DEUTSCHE BANK TRUST COMPANY AMERICAS,

As Trustee and Collateral Agent

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This SUPPLEMENTAL INDENTURE, dated as of October 5, 2016 (this “Supplemental Indenture”) is among Pacific Drilling V Limited, a British Virgin Islands company limited by shares, (the “Issuer”), Pacific Drilling S.A., (the “Parent”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee and Collateral Agent.

RECITALS

WHEREAS, the Issuer, the Parent, the Trustee and the Collateral Agent entered into an Indenture, dated as of November 28, 2012 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 7.250% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS,  Section 9.02 of the Indenture provides that the Issuer, the Trustee and the Collateral Agent may amend or supplement the Indenture with the consent of at least a majority in aggregate principal amount of the Notes then outstanding including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes (disregarding Notes held by the Issuer or any Affiliate of the Issuer);

WHEREAS, Holders of at least a majority in principal amount of the Notes have consented to the changes and eliminations effected by this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by the Issuer to the Trustee;

WHEREAS, the Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuer, of the Trustee and of the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuer, the Trustee and the Collateral Agent, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer, the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuer, the Trustee and the Collateral Agent.

Section 4. Amendments to the Indenture. The Indenture shall hereby be amended as follows:

(a) The words in Section 4.09(b)(2) hereby are deleted in their entirety and replaced with the words:

“the Incurrence by the Parent or any Specified Restricted Subsidiary (other than the Issuer and any Issuer Subsidiary Guarantor) of Indebtedness under one or more Credit Facilities in a maximum aggregate principal amount incurred under this clause (2) at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent or such Specified Restricted Subsidiary thereunder), not to exceed an amount equal to the sum of (i) for each Vessel for which the Parent or a Specified Restricted Subsidiary has entered into a contract for the construction or acquisition of such Vessel but which has not yet been delivered or acquired, the greater of (x) $500.0 million and (y) 75% of the Vessel Value for such Vessel at the time any such Indebtedness is Incurred plus (ii) for each other Vessel owned by the Parent or a Specified Restricted Subsidiary, the greater of (x) $375.0 million and (y) 65% of the Appraised Value for such Vessel at the time any such Indebtedness is Incurred;”

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

 [Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ISSUER

PACIFIC DRILLING V LIMITED

By:	/s/ Christian J. Beckett
Name: Christian J. Beckett
Title: President

TRUSTEE

DEUTSCHE BANK TRUST COMPANY AMERICAS

BY: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Assistant Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

COLLATERAL AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

BY: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Chris Niesz
Name: /s/ Chris Niesz
Title: Assistant Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

[Signature Page – Supplemental Indenture]

Acknowledged by:

PARENT

PACIFIC DRILLING S.A.

By:	/s/ Christian J. Beckett
Name: Christian J. Beckett
Title: Chief Executive Officer

[Signature Page – Supplemental Indenture]